Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS ANNOUNCES START OF PREOTACT™

REGULATORY REVIEW IN EUROPE

Salt Lake City — March 30, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that its European partner, Nycomed, has received confirmation from the European Medicines Agency (EMEA) that assessment of the market authorization application (MAA) for Preotact™ has begun. Preotact™ is the European trade name for PREOS® (parathyroid hormone), the NPS drug candidate being developed for the treatment of postmenopausal osteoporosis.

Nycomed submitted the MAA for Preotact™ on March 11. The application will be assessed under the EMEA’s centralized approval procedure, which, following an approval, grants rights to market the applicant’s product in all EU countries. NPS is in the final stages of preparing its new drug application (NDA) for PREOS® to be submitted to the FDA for U.S. marketing approval.

“We’re pleased with the acceptance of Nycomed’s marketing application for Preotact™,” said Dr. Hunter Jackson, Chairman, CEO, and president of NPS. “In our view the European application and the NDA we’re preparing for PREOS® are strongly supportive of regulatory approval. We look forward to continuing our work with Nycomed to prepare for and coordinate a global launch of Preotact™ and PREOS®.”

About PREOS®

PREOS® is recombinant full-length human parathyroid hormone, PTH (1-84). NPS has studied PREOS® in a number of clinical settings to assess its safety and its effect on bone. The pivotal Phase 3 study, known as TOP (Treatment of Osteoporosis with PTH), was a multi-center, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the potential of PTH (1-84) to reduce the risk of vertebral fractures in post-menopausal women. In the TOP study PREOS® demonstrated a statistically significant reduction in the risk of new or worsened vertebral fractures in women with and without osteoporosis-related fractures prior to entering the study. Results from the TOP study are the foundation of the U.S. and European marketing applications.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our expectations of regulatory approvals. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we have never filed an NDA and may not be able to do so in a timely manner; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of March 30, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K for the year ended December 31, 2004.

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